Exhibit 14 (a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference to this Registration Statement on Form N-14 of BlackRock ETF Trust of our report dated July 22, 2025, relating to the financial statements and financial highlights of BlackRock Advantage Large Cap Value Fund of BlackRock Large Cap Series Funds, Inc. (the “Fund”), appearing in the Form N-CSR of the Fund for the year ended May 31, 2025, and we also consent to the references to us under the headings “Other Service Providers” and “Financial Highlights” in the Combined Prospectus/Information Statement, which is a part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

May 26, 2026